Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Form S-8, No. 33-99812, No. 33-99814, No. 33-99816, No. 33-99848, No. 333-74634, No. 333-105986, No. 333-105998, No. 333-161988, No. 333-179933 and No. 333-204120) of Schweitzer-Mauduit International, Inc. of our report dated June 27, 2014 with respect to the statement of net assets available for benefits of the Schweitzer-Mauduit International, Inc. Retirement Savings Plan, appearing in this Annual Report on Form 11-K of Schweitzer-Mauduit International, Inc. Retirement Savings Plan as of December 31, 2014 and 2013 and for the year ended December 31, 2014.

/s/ CohnReznick LLP

Atlanta, Georgia
June 25, 2015